SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K/A
(Amendment No. 1)
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-50441

Date of Report: March 15, 2010

CHINA DIGITAL ANIMATION DEVELOPMENT, INC.
(Exact name of registrant as specified in its charter)

New York	84-1275578
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

15 West 39th Street, Suite 14B	10018
(Address of principal executive offices)	(Zip Code)

212-391-2688
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Amendment No. 1

This amendment is being submitted to correct the description of the transaction that occurred on March 15, 2010.  The 8-K, as originally filed, reported that an acquisition had occurred on March 15, 2010.  As reported herein, the transaction on March 15, 2010 was not an acquisition but a modification of the acquisition agreement.

Item 1.01	Entry into a Material Completion of Acquisition of Assets

On March 15, 2010 Heilongjiang Hairong Science & Technology Development Co., Ltd. (“Hairong”) modified its agreement (previously reported in a Current Report dated November 11, 2009) to acquire ownership of Chongqing Dinv Ares Television Media, Ltd.  The original agreement contemplated that Hairong would acquire Chongqing Dinv Ares Television Media, Ltd. and its two subsidiaries for 1,000,000 shares of common stock of China Digital Animation Development, Inc.  Under the modified agreement, Hairong will acquire only one of the subsidiaries:  Chongqing Dinv Ares Filming Production Co., Ltd.  In exchange for that subsidiary, China Digital Animation Development will issue 500,000 shares of common stock.

The acquisition of Chongqing Dinv Ares Filming Production Co., Ltd.  will occur after certain conditions are satisfied.  On March 15, 2010, however, in connection with the modification of the acquisition agreement, China Digital Animation Development issued 500,000 shares of its common stock to Xiaoyang Fu., the owner of Chongqing Dinv Ares Television Media, Ltd.  The shares were issued as a deposit against the future obligation to issue those shares in exchange for Chongqing Dinv Ares Filming Production Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 10, 2010	CHINA DIGITAL ANIMATION DEVELOPMENT, INC.

By: /s/ Fu Qiang
Fu Qiang, Chief Executive Officer